Filed Pursuant To Rule 433, Registration No. 333-173364

Dated Monday, November 04, 2013

POWERNOTES Issued by CATERPILLAR FINANCIAL SERVICES CORPORATION.

For the Period: 11/4/2013 to 11/12/2013

Coupon	Interest	Maturity	Callable	Survivor's Option	Price	CUSIP
3.350%	Semi-Annual(†††)	11/15/2023	No	Yes §	100.00	14912HQT0

Expected Trade Date - Tuesday, November 12, 2013
Expected Settlement Date - Friday, November 15, 2013

(†††)	First Payment date 5/15/2014

§ The limit for any individual deceased owner or beneficial interest is $200,000 per calendar year. Limit in aggregate per calendar year is 1% of outstanding principal amount of PowerNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Caterpillar Financial Services Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 289-6689.

Supplemental United States Federal Income Tax Considerations: Final regulations released by the U.S. Department of the Treasury state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences— Non-United States Holders— Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

All offerings are subject to prior sale.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.